                                          CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(b)(4),
                                          200.83 AND 230.406 * INDICATES OMITTED
                                          MATERIAL THAT IS THE SUBJECT OF
                                          CONFIDENTIAL TREATMENT REQUEST
                                          THAT IS FILED SEPARATELY WITH THE
                                          COMMISSION


                             DELTA-AGI NEWGEN AGREEMENT

          This Agreement is entered into as of the 1st day of December, 1995 in San Diego, California among DELTA MAILING AND FULFILLMENT (hereinafter "Delta") and ALUMNI GRAPHICS INCORPORATED (hereinafter "AGI"), Corporations formed under the laws of the State of California of the first part, and NEWGEN RESULTS CORPORATION (hereinafter "Newgen"), a corporation formed under the laws of the State of California of the first part, and NEWGEN RESULTS CORPORATION (hereinafter "Newgen"), a corporation formed under the laws of the State of California of the second part. Each of Delta, AGI, and Newgen are defined as a Party, and collectively defined as "the Parties".

     1.   TERM OF AGREEMENT

          This Agreement shall terminate on January 15, 1997 unless, prior to January 15, 1997, the Parties mutually agree in writing to extend the term for an agreed upon period ("renewal period"). However, in the event that Delta or AGI are unable to provide service which is satisfactory to Newgen, Newgen shall have the right to terminate this agreement without penalty at any time prior to the effective date.

Newgen shall also have the right to terminate this agreement prior to its termination without cause. However, if Newgen terminates this agreement without cause, then Newgen will pay Delta-AGI the sum of $[****] ([****] dollars) for every month remaining from the date of termination until January 15, 1997. No payment under this clause will be required if Newgen ceases operations.

     2.   PERFORMANCE AND SERVICE

          Delta-AGI agrees to provide services for processing customized printing and imprinting for Newgen as it applies to Newgen's existing and future Accounts (account being automobile dealership representing 150 to date with an anticipated growth potential to a total of 1300 additional automobile dealerships). The above service shall include the printing and imprinting of a customized letters and logos on stationery, letter folding, inserting the letter into a two-window envelope, and delivering the letter in the envelope to the Valencia Central post office. Delta-AGI warrants and represents that the mail will be presorted to enable Newgen to receive the pre-sort rates available to bulk sorted mail Postage will be paid by Newgen as provided for on Schedule I attached hereto the terms of which are incorporated herein. There are presently 5,000 units (A unit being a single piece of stationary) a day produced by Newgen which will potentially grow to [****] units a day, (A day being defined as a twenty-four hour period with 20 working days in a month) Delta-AGI guarantees that there will be no disruption of service except


                     *  Confidential Treatment Requested

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for disruption of services caused by acts over which Delta-AGI have no control. To the extent that Delta-AGI uses third parties to complete the work, Delta-AGI agree that they will cause such third parties to execute a confidentiality agreement, in a form acceptable to Newgen, prohibiting those third parties from disclosing any confident information relating to Newgen or its Customers if Delta-AGI utilizes the services of a third party support vendor to assure Newgen the daily production requirements are fulfilled. Delta-AGI will cause such support vendor to execute a confidentially agreement. For the services provided hereunder Newgen shall send Delta/AGI all data necessary for Delta-AGI to complete daily production on a timely basis but in no event later than sixteen hours prior to daily post office delivery. All data by Newgen to Delta-AGI will be sent either by modem or as a diskette via overnight mail, subject to the agreement of the parties prior to performance of the contract Newgen shall pay to Delta-AGI such amounts at such times as set forth in Schedule I attached hereto terms of which are incorporated herein.

     3.   UNFAIR BUSINESS PRACTICES


          Newgen will not at any time during the term of this Agreement, or at any time thereafter, divulge, publish or otherwise reveal, either directly or through another, to any person, firm or corporation, any knowledge or information of fact concerning Delta or AGI's prices, costs, customers, methods, programs, inventions, discoveries, or devices, or any other information specifically relating to the business of Delta or AGI, that is not then in the public domain and that (i) Newgen acquired at any time prior to the date hereof as a result of prior relationships between Delta or AGI, or (ii) Newgen may acquire during the term of this Agreement as a result of Delta or AGI's performance hereof, and all such knowledge, information and facts shall be retained by each party in trust, in a fiduciary capacity for the sole benefit of the other parties.

     Delta or AGI will not at any time during the term of this Agreement, or at any time thereafter, divulge, publish or otherwise reveal, either directly or through another, to any person, firm or corporation, any knowledge or information of fact concerning Newgen's prices, costs, customers, methods, programs, inventions, discoveries, or devices, or any other information specifically relating to the business of Newgen, that is not then in the public domain and that (i) Delta or AGI acquired at any time prior to the date hereof as a result of prior relationships between Newgen, or (ii) Delta or AGI may acquire during the term of this Agreement as a result of Newgen's performance hereof, and all such knowledge, information and facts shall be retained by each party in trust, in a fiduciary capacity for the sole benefit of the other parties.

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     4.   SUCCESSORS

          In the event that Delta-AGI no longer engages in the providing of services as described in Paragraph 2 of this Agreement, then Delta-AGI will transfer to Newgen the technology and inventions utilized by Delta-AGI to provide such services at no cost. Subject to the foregoing, this Agreement shall not be assigned by any party. This Agreement shall be binding upon and inure the benefit of the parties hereto, their successors and assigns.

     5.   ENTIRE AGREEMENT

          This Agreement constitutes and contains the entire Agreement and understanding concerning the subject matter hereof and supersedes and replaces all prior negotiations, all proposed Agreements, and all Agreements whether written or oral, express, or implied, between or among such parties or any of them with respect to such subject matter. Each party acknowledges that it has not signed this Agreement in reliance on any promise, representation, or warranty whatsoever, express or implied, written, or oral, not contained herein concerning the subject matters hereof. The parties hereto further agree that any supplement to or modification of this Agreement or waiver of any provision hereof shall be of no force or effect unless agreed to in writing by each party hereto.

     6.   SEVERABILITY

          If any provision or portion of this Agreement shall be held, for any reason, to be unenforceable or illegal, that provision or portion, to the extent that it is unenforceable or illegal, shall be severed from this Agreement and the remainder shall be valid and enforceable among the parties just as if the provision or portion held to be illegal or unenforceable had never been included.

     7.   CHOICE OF LAW

          This Agreement is executed and delivered within the State of California and shall in all respects be interpreted, enforced, and governed by and under the laws of the State of California applicable to instruments, persons, and transactions which have legal contacts and relationships solely within the State of California.
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     8.   CONSTRUCTION

          The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto, each of whom has participated in its drafting.

     9.   RELATIONSHIP OF PARTIES

          The parties hereto agree that Delta and AGI will be treated as one party for the proposes of this agreement, and that each of Delta and AGI will be jointly and severally liable for the obligations of each other.

     10.  NOTICE

          Notices may be given to each of the parties as follows:

                    TO DELTA-AGI
                    Delta Mailing and Fulfillment
                    27460 Avenue Scott #C-2
                    Valencia, CA 91355-1111
                    Attention:  Rick Barrios

                    TO NEWGEN:
                    Newgen Results Corporation
                    12526 High Bluff Drive, Suite 150
                    San Diego, CA 92130
                    Attention:  Sam Simkin


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                                      SCHEDULE I

PRICE SCHEDULE


To print 8 1/2" X 11" letterhead and letter on 20# bond. Letterhead and logos in any color 2,3, and 4 color and letter text in black with occasional color highlighting. Based on volume of 5,000 units a day which are reasonably expected to exceed [****] daily over the next two years. Pricing is based on 70% 2 Color and remaining 30% to print 3 and 4 Color.

To fold to letter size and insert into #10 envelope (to be supplied at no additional cost by Delta-AGI), including delivery to Valencia Post office.

All inclusive price - January 1 - March 31, 1996 - $[****]([****]) per sheet
                      April 1, 1996 until termination of agreement - $[****] ([****]) per sheet

Price increases can be implemented only on the anniversary date of this agreement, with at least 30 days prior written notice. Any price increase cannot exceed this increase in the adjusted Consumer Price Index for San Diego County.

Postage shall be paid by Newgen 5 days in advance of delivery to the Valencia post office.

One time logo scans per Automobile dealer at $[****] each.

Supplied envelope price included.

Payments shall be made by the 21st of each month.


                     *  Confidential Treatment Requested

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Delta Mailing and Fulfillment
by


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     J. Richard Barrios, President                            Date

Alumni Graphics, Incorporated
by


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     Kenneth Hoffmann, CEO                                    Date

Newgen Results Corporation
by
            /s/ Sam Simkin                                 Dec 26/95
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   Sam Simkin, Vice President and CFO                         Date